Exhibit 99.1

October 31, 2012

National Bank Holdings Corporation Announces Quarterly Dividend for Third Quarter 2012 and Approval for Share Repurchases

Greenwood Village, Colorado, October 31, 2012 - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC, the “Company”) announced today that the Board of Directors has approved a cash dividend to shareholders. The quarterly cash dividend of five cents ($0.05) per share of common stock will be payable on December 14, 2012 to shareholders of record at the close of business on November 30, 2012.

Also on October 31, 2012, the Company’s Board of Directors authorized share repurchases of its common stock of up to $25 million, from time to time.

“We are pleased to initiate a quarterly cash dividend and to have the flexibility to repurchase our shares to add to shareholder value if market conditions present opportunities,” said Tim Laney, President and Chief Executive Officer.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation currently operates a network of 101 full-service banking centers, with the majority of those banking centers located in Colorado and the greater Kansas City region. Through the Company’s subsidiary, NBH Bank, N.A. it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and California and Hillcrest Bank in Texas.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “will,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “targets” or “anticipates” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the factors more fully described under the caption “Risk Factors” in the prospectus filed by us with the Securities and Exchange Commission and: (1) changes in business and economic conditions generally and in the financial services industry; (2) changes in the laws, regulations and the regulatory environment; (3) the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of banking franchises on attractive terms, or at all; (4) the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; (5) a weakening of the economy which could materially impact credit quality trends and local real estate values; and (6) increased competition in the financial services industry, nationally, regionally or locally. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s estimates, expectations or beliefs as of such time. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see the Company’s filings with the Securities and Exchange Commission.

Contacts:

Analysts/Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com

Media: Kris Mapes, Executive Assistant, (720) 529-3372, email kmapes@nationalbankholdings.com